Exhibit 99.1

Socket Mobile Reports First Quarter Results

NEWARK, Calif., – April 29, 2020 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported 2020 first quarter results, which include the early stages of COVID-19 impacts.

Revenue for the first quarter of 2020 was $4.2 million, a 9 percent decrease compared to revenue of $4.6 million for the first quarter of 2019. Gross profit margins for the first quarter of 2020 was 52.7 percent and 51.8 percent in the first quarter of 2019. Operating expenses for the first quarter of 2020 was $2.31 million and $2.35 million for the first quarter of 2019. Net loss for the first quarter of 2020 was $90,000, or ($0.01) per share, compared to a net income of $12,000, or $0.00 per share, in the first quarter of 2019.

“Our Q1 results were adversely impacted by the COVID -19 pandemic, most significantly in March 2020, and the impact has continued into Q2. Over 70% of our business is related to retail-type activities, so we have experienced a significant decrease in demand for our products due to widespread business closures. We continue to have some demand from those conducting essential services. During this challenging time, we are focused on protecting all of Socket Mobile’s stakeholders,” said Kevin Mills, president and chief executive officer.

“We are tightly managing our liquidity for our operating needs. In addition to leveraging the revolving credit facilities, we have received loan proceeds of approximately $1.0 million under the Paycheck Protection Program to safeguard our employees.

“Socket Mobile is better positioned to cope with today’s new operating environment as we moved our sales to an online model a few years ago, and in 2019 almost 100% of our sales were online sales. In addition, we expect the data capture requirement to evolve to meet many new requirements to document, track and trace using Apple and other consumer devices. We remain in a good position to support these requirements.” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 7491 458. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=12&a=UtdSjbnMhgOjRD A live and replay audio webcast of the conference call can be accessed through the link, https://onlinexperiences.com/Launch/QReg/ShowUUID=099EBC8A-FE06-4197-A0E2-2F208F10D955&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2020, Socket Mobile, Inc. All rights reserved.

-- Financial tables to follow --

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2020		2019
Revenue		$4,221		$4,629
Cost of revenue		1,997		2,229
Gross profit		2,224		2,400
Gross profit margin percent		52.7%		51.8%
Research & development		881		894
Sales & marketing		768		756
General & administrative		666		703
Total operating expenses		2,315		2,353
Operating income (loss)		(91)		47
Other income		20		—
Interest (expense), net		(19)		(28)
Deferred income tax benefit (expense)		—		(7)
Net income (loss)		$(90)		$12
Net income (loss) per share: Basic Fully Diluted	$ $	(0.01) (0.01)	$ $	0.00 0.00
Weighted average shares outstanding: Basic Fully Diluted		6,014 6,014		5,940 6,134

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2020 (Unaudited)	December 31, 2019*
Cash	$1,143	$959
Accounts receivable	2,814	2,837
Inventories	3,295	3,179
Deferred costs on shipments to distributors	217	234
Other current assets	306	312
Property and equipment, net	883	864
Goodwill	4,427	4,427
Deferred tax assets	5,507	5,507
Operating leases capitalized	851	937
Other assets	192	202
Total assets	$19,635	$19,458
Accounts payable and accrued liabilities	$2,531	$2,651
Bank line of credit	1,939	1,413
Term loan	208	333
Deferred revenue on shipments to distributors	585	611
Deferred service revenue	66	74
Operating lease liabilities	1,034	1,134
Other liabilities	4	8
Total liabilities	6,367	6,224
Common stock	61,197	61,073
Accumulated deficit	(47,929)	(47,839)
Total equity	13,268	13,234
Total liabilities and equity	$19,635	$19,458

*Derived from audited financial statements.

# # #